April 1, 2026

Credit Suisse High Yield Credit Fund

1285 Avenue of the Americas

New York, New York 10019

Re:	Credit Suisse High Yield Credit Fund

Ladies and Gentlemen:

We have acted as special Delaware counsel for Credit Suisse High Yield Credit Fund, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

(a)

The certificate of trust of the Trust, as filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on April 24, 1998, as amended by the Certificate of Amendment to Certificate of Trust, as filed in the office of the Secretary of State on February 7, 2001, as amended by the Certificate of Amendment to Certificate of Trust, as filed in the office of the Secretary of State on May 31, 2001, and as amended by the Certificate of Amendment to Certificate of Trust, as filed in the office of the Secretary of State on September 11, 2025 and effective on September 15, 2025 (the “Certificate of Trust”);

(b)

The Agreement and Declaration of Trust of the Trust, dated April 24, 1998, by the trustees named therein, as amended by an amendment to the Declaration of Trust, dated February 1, 2001, as further amended by an amendment to the Declaration of Trust, dated May 31, 2001, as further amended by an amendment to the Declaration of Trust, dated May 18, 2004, as further amended by an amendment to the Declaration of Trust, dated August 16, 2007, and as amended by several of the Certificates of Amendment to Certificate of Trust listed in (a) above (as so amended, the “Declaration of Trust”);

Credit Suisse High Yield Credit Fund

April 1, 2026

(c)	The By-Laws of the Trust, dated as amended to the date hereof (the “By-Laws” and, together with the Trust Agreement, the Trust Documents”);

(d)

The Registration Statement (the “Registration Statement”) on Form N-2, relating to, among other things, the common shares of beneficial interest in the Trust (the “Common Shares”) and the issuance of transferrable rights to purchase the Common Shares in the Trust (the “Rights”); and

(e)	A Certificate of Good Standing for the Trust, dated March 30, 2026, obtained from the Secretary of State.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Documents.

As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents and upon certificates of officers of the Trust.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, (iii) the genuineness of all signatures and (iv) that there exists no provision of any such other document that bears upon or is inconsistent with our opinions as expressed herein.

For purposes of this opinion, we have assumed (i) that the Trust Documents constitute the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the formation, operation and termination of the Trust, and that the Trust Documents and the Certificate of Trust are in full force and effect and will not be amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties (other than the Trust) to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) except to the extent provided in paragraph 2 and 3 below, the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the payment by each Person to whom a Common Share or Right is to be issued by the Trust (collectively, the “Securityholders”) for such Common Share or Right, in accordance with the Trust Documents, all resolutions of the Board of Trustees and as contemplated by the Registration Statement, (vii) that the Common Shares or Rights will be issued and sold to the Securityholders in accordance with the Trust Documents, any applicable resolutions of the Board of Trustees and as contemplated by the Registration Statement, (viii) that the stated

Credit Suisse High Yield Credit Fund

April 1, 2026

law governing the enforceability of the Rights will be Delaware law, (ix) that the aggregate offering price of all securities registered under the Registration Statement will not exceed $215 million, and (x) that any amendment or restatement of any document reviewed by us has been accomplished in accordance with, and was permitted by, the relevant provisions of said document prior to its amendment or restatement from time to time. We have not participated in the preparation of the Registration Statement (other than this opinion) and assume no responsibility for its contents except for this opinion.

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. The Trust is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et. seq.

2. When the issuance and specific terms of the Common Shares (including Common Shares to be issued pursuant to the exercise of any duly authorized Rights) have been approved by the Board of Trustees of the Trust, such Common Shares will be duly authorized by all necessary statutory trust action on the part of the Trust under the Act and the Trust Documents and, upon issuance as contemplated by the Trust Agreement and the Registration Statement and as approved by the Board of Trustees of the Trust, will be validly issued, fully paid and nonassessable beneficial interests in the Trust.

3. When the issuance and specific terms of the Rights have been (i) approved by the Board of Trustees of the Trust in accordance with Section 6.2 of the Trust Agreement, the terms of the related offering thereof, and the execution and delivery of a rights agreement in a form approved by the Board of Trustees, and (ii) the execution, countersignature issuance and delivery of such Rights, such Rights will have been duly authorized by all necessary statutory trust action on the part of the Trust under the Act and the Trust Documents and, when issued, will constitute legal and valid obligations of the Trust enforceable against the Trust in accordance with their terms subject to (i) applicable bankruptcy, insolvency, dissolution, liquidation, moratorium, receivership, reorganization, fraudulent transfer and similar laws relating to and affecting the rights and remedies of creditors generally, (ii) principles of equity, including applicable law relating to fiduciary duties (regardless of whether considered and applied in a proceeding in equity or at law) and (iii) judicial imposition of an implied covenant of good faith and fair dealing.

Credit Suisse High Yield Credit Fund

April 1, 2026

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We also consent to the use of our name under the heading “Legal Matters” in the Prospectus. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

JWP/CZD